Exhibit 99.1

       200 Connell Drive
Berkeley Heights, NJ  07922

Genta Presents Updated Results of Phase 2 Trial of Tesetaxel in Patients with Advanced Gastric Cancer

--Weight-based dose established for global clinical studies

BERKELEY HEIGHTS, NJ – June 3, 2011 – Genta Incorporated (GNTA.OB) today announced updated interim results from a trial of tesetaxel used as 2nd-line treatment in patients with advanced gastric cancer.  The ongoing trial is lead by the M.D. Anderson Cancer Center in Houston, TX.  The data are presented in conjunction with the 2011 annual meeting of the American Society of Clinical Oncology (ASCO) in Chicago, IL.  Tesetaxel is the leading oral taxane in clinical development.

The trial is evaluating 3 cohorts of patients, all of whom had failed one prior chemotherapy regimen that must have included a platinum-containing compound (cisplatin, oxaliplatin, or carboplatin) and a fluoropyrimidine compound (5-fluorouracil [5-FU] or capecitabine [Xeloda®; Hofmann LaRoche, Inc.]).  Two patient cohorts were treated over a range of “fixed” (as opposed to “weight-based) doses starting at 40-45 mg (Cohort 1) and 50-60 mg (Cohort 2), whereas Cohort 3 is using conventional weight-based dosing at the previously identified maximally tolerable dose (MTD).

In Cohorts 1 and 2, wide variations in body weight were observed.  By example, body surface area (BSA, a composite measure of weight and height), of an average adult male approximates 1.7 m2, whereas the median BSA for patients in the first 2 study cohorts was 1.9 and 2.0 m2, respectively.  One major response was observed in each of 11 and 13 patients in the first 2 cohorts, respectively; however, no episodes of > Grade 3 neutropenia were observed in either fixed-dose cohort, suggesting that patients had been substantially under-dosed.  Accordingly, Cohort 3 – which is currently open to accrual -- employs a starting dose of 27 mg/m2 with escalation to 35 mg/m2 as tolerated in subsequent cycles.  Data from this cohort are too early to evaluate.

Since overall survival (OS) is the primary endpoint in planned Phase 3 studies, an analysis of OS was conducted across all 3 cohorts in which any patient’s actual starting dose converted to a weight-based dose of > 26 mg/m2.  With early followup, median OS in this group of 11 patients has not been reached, but currently exceeds a median of 7.5+ months.  For context, docetaxel (Taxotere®; Sanofi, Inc.), a standard taxane, is approved for 1st-line treatment of gastric cancer.  Four publications have reported the use of docetaxel as 2nd-line therapy in gastric cancer that show response rates ranging from 5% to 19% and median OS ranging from 3.5 to 8.4 months.

“While fixed dosing is convenient, the extremes of body weight observed in Western subjects has lead to substantial under-dosing, which in a global study would greatly  increase the risk of under-treatment in seriously ill patients”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “We now have a broadening experience in 1st and 2nd-line gastric cancer in both Western and Asian patients, both alone and in combination with other agents.  Consequently, we have high confidence that safe and potentially effective dosing schedules of tesetaxel have been identified for these disparate populations.”

Tesetaxel in Advanced Gastric Cancer

In a completed Phase 2a study, 35 patients with advanced gastric cancer were treated with tesetaxel at doses ranging from 27 to 35 mg/m2 once every three weeks.  All patients had received extensive prior treatment, having failed a combination regimen that included cisplatin plus 5-fluorouracil or capecitabine.  All but 2 patients had also received a 3rd chemotherapy drug.  Results showed 7 major objective responses (5 confirmed and 2 unconfirmed) in 35 evaluable patients, with 14 patients having achieved stable disease, for an overall major response rate of 20% and a disease-control rate of 60%.  The most serious adverse reaction was Grade 3-4 neutropenia, which occurred in 57% of patients.

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

•	Is active in diseases that are resistant to standard taxanes
•	Is not associated with serious (occasionally fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Offers flexible and convenient dosing for patients

Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

About Gastric Cancer

Cancer of the stomach (gastric cancer) is the second most common cause of death worldwide due to cancer.  The disease is the fourth most common type of cancer, and approximately one million new cases of gastric cancer are diagnosed each year.  The illness shows a marked geographic distribution, with most cases arising in East Asia.  The disease is especially prevalent in Korea, Japan, and China.  The American Cancer Society estimates that approximately 21,000 new cases of gastric cancer will be diagnosed in the U.S. during 2010, resulting in approximately 11,000 deaths.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  A second portfolio compound, Genasense® (oblimersen sodium) Injection, is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  The Company has recently announced that a randomized trial of Genasense did not increase overall survival in patients with advanced melanoma. Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the timing of commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2011 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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